April 1, 1999	$7,700,000
MONONGAHELA POWER COMPANY
POLLUTION CONTROL NOTE
(Pleasants County, West Virginia)
1999 SERIES E

          MONONGAHELA POWER COMPANY (the "Company"), an Ohio corporation, for value received, promises to pay to CHASE MANHATTAN TRUST COMPANY, NATIONAL ASSOCIATION, as successor trustee (the "Trustee") under the Trust Indenture dated as of November 1, 1977 (the "Original Indenture"), as supplemented by a First Supplemental Indenture dated as of August 1, 1978, a Second Supplemental Indenture dated as of May 15, 1995, a Third Supplemental Indenture dated as of February 1, 1998, and a Fourth Supplemental Indenture dated as of April 1, 1999 (the Original Indenture, as so supplemented, is termed herein the "Indenture"), between The County Commission of Pleasants County, West Virginia (the "County") and the Trustee, relating to the County's Pollution Control Revenue Bonds (Monongahela Power Company Pleasants Station Project), the principal sum of $7,700,000 on April 1, 2029. The Company shall pay interest on the unpaid portion of such principal sum, at the rate of 5.50% per annum from the date hereof until the date such principal sum shall become due, and the Company shall pay interest on overdue principal and, to the extent legally enforceable, on overdue interest, at the aforesaid rate per annum. Interest shall be payable on April 1 and October 1 of each year commencing October 1, 1999. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

          This Note is issued pursuant to a certain Pollution Control Financing Agreement (the "Agreement") dated as of November 1, 1977, among the County, and the Company, The Potomac Edison Company and West Penn Power Company (collectively, the "Companies") relating to a project (the "Project") consisting of the financing of certain pollution control facilities, including solid waste disposal facilities (the "Facilities") at the Companies' Pleasants Power Station. This Note is secured by a Deed of Trust and Security Agreement dated as of November 1, 1977, as supplemented August 1, 1978, and as further supplemented as of April 1, 1999 (the "Security Agreement") creating in favor of the Trustee a second lien on the Company's interest in the Facilities.

          The Company has, pursuant to the Agreement, heretofore issued similar Pollution Control Notes. Additional Notes may be issued by the Company as provided in the Agreement, all such Notes so issued being termed herein the "Notes."

          The obligation of the Company to make the payments required hereunder shall be absolute and unconditional without defense or set-off by reason of any default by the suppliers under construction contracts or by the County or by any of the other Companies under the Agreement or under any other agreement between the Company and the County or any of the other Companies, or for any other reason, including, without limitation, failure to complete the Project or the Facilities, any acts or circumstances that may constitute failure of consideration, impairment or loss of any construction fund established under the Indenture, any dispute between the Company and the Trustee, destruction of or damage to the Facilities, commercial frustration of purpose, or failure of the County to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with the Agreement, it being the intention of the Company and the County that the payments hereunder will be paid in full when due without any delay or diminution whatsoever.

          This Note is subject to prepayment prior to maturity at the option of the Company upon not less than 45 days prior written notice to the Trustee, in whole or in part in multiples of $5,000, on April 1, 2009 or any date thereafter at the applicable prepayment price shown below as a percentage of the principal amount of this Note or portion thereof prepaid, plus interest accrued to the date of prepayment.

Prepayment Period	Regular Prepayment Price
April 1, 2009 to March 31, 2010	101
April 1, 2010 and thereafter	100

          This Note is subject to extraordinary optional prepayment at any time prior to maturity by the Company, upon not less than 45 days prior written notice to the Trustee, at the extraordinary prepayment price equal to 100% of the principal amount hereof plus interest accrued to the repayment date, if the Company has determined that:

          (i)     the continued operation of the Pleasants Station, the Project or the Facilities is impracticable, uneconomical or undesirable due to (a) the imposition of taxes or other liabilities or burdens not being imposed as of the date of this Note, (b) changes in technology or in the economic availability of raw materials or operating supplies or equipment or (c) destruction of or damage to all or a substantial portion of the Pleasants Station, the Project or the Facilities; or

(ii) all or substantially all of the Pleasants Station, the Project or the Facilities have been condemned or taken by eminent domain; or

(iii) the operation by the Company of the Pleasants Station, the Project or the Facilities has been enjoined for a period of at least six consecutive months; or

         (iv)     as a result of any change in the Constitution of the United States of America or of the Constitution of the State of West Virginia, or as a result of any legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) after any contest thereof by the Company in good faith, the Indenture, the Agreement, this Note or the Series E Bonds become void or unenforceable or impossible to perform in accordance with the intent and purposes of the parties as expressed in the Agreement.

Any such extraordinary optional prepayment must be made not more than one year from the date of the occurrence of the event that results in such determination by the Company.

          Upon receipt of such extraordinary notice of optional prepayment, the Trustee shall take all action necessary under the Indenture to redeem Series E Bonds in an amount corresponding to that specified in the notice.

          This Note is subject to mandatory prepayment at any time at the principal amount thereof plus interest accrued to the prepayment date, without premium, in the event that it is determined by the Internal Revenue Service or a court of competent jurisdiction, as a result of a proceeding in which the Company participates to the degree it deems sufficient, and which determination the Company, in its discretion, does not contest by an appropriate proceeding, directly or through a holder of a Series E Bond, that, as a result of a failure by the Company to observe any covenant, agreement or representation in the Agreement or, in this Note, the interest payable on the Series E Bonds is includible for Federal income tax purposes in the gross income of any holder of a Series E Bond, other than a holder who is a "substantial user" of the Facilities or a "related person," as provided in Section 147(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable regulations thereunder. Any such prepayment shall be on any date within 180 days from the time of such determination and shall be of the entire principal amount of the Series E Bonds then outstanding or such portion of the Series E Bonds as shall, in the opinion of recognized bond counsel, preserve the exclusion from gross income of interest on the portion of the Series E Bonds outstanding after such prepayment. If such prepayment shall occur in accordance with the terms hereof, then such failure by the Company to observe such covenant, agreement or representation as aforesaid shall not in and of itself constitute an Event of Default under the Indenture or under any Pollution Control Note of the Company.

          Whenever payment or provision therefor has been made in respect of the principal or redemption price of, and interest on, all or any portion of the Series E Bonds in accordance with the Indenture, this Note shall be deemed paid to the extent such payment or provision therefor has been made, and if thereby deemed paid in full this Note shall be canceled and returned to the Company.

          Payment of all or any portion of the principal, or prepayment price of, and interest on this Note may be made in advance of the date when otherwise due or payable by delivery to the Trustee of a combination of cash and Investment Obligations (as defined in the Indenture) maturing as to principal and interest in such amounts and at such times that such combination of cash and Investment Obligations will provide sufficient moneys to make such payments on the date the same become due or payable. Any delivery of cash and Investment Obligations as provided in this paragraph shall be accompanied by appropriate directions not unsatisfactory to the Trustee specifying the payments hereunder to which the same shall be applied. The Company hereby covenants that, if for any reason such combination of cash and Investment Obligations does not provide sufficient moneys to make any such payment when due, it will forthwith upon the demand of the Trustee pay such amount to the Trustee as shall cure such insufficiency. Upon the receipt of cash and Investment Obligations as provided in this paragraph, the Trustee shall confirm to the Company and note hereon the payments on this Note thereby effected.

          The Company covenants that as part of the project the Company will construct, operate and maintain a conveyor and barge loading system designed to convey gypsum to barges on the Ohio River for transportation to market. Such conveyor and barge loading system will be constructed, at least in part, on property in which the Company has or will have an easement or leasehold interest, and Cytec Industries, Inc. holds the fee interest. Upon final determination by the Company of the planned location for the conveyor and barge loading system (and, if required, upon the Company's acquisition of an easement or leasehold interest in the property on which such system will be constructed), the Company will promptly prepare, execute and perfect by recording a Third Supplement to Deed of Trust and Security Agreement which will subject the Company's easement or leasehold interest in such property to the lien of the Security Agreement, subject only and specifically subordinated to the lien of the Company's indenture dated as of August 1, 1945.

          The Company covenants (i) that it will provide such information and perform such acts (or cause such acts to be performed) as appropriate or necessary to enable the County to comply with the information reporting requirements of Section 149(e) of the Code, (ii) that the maturity of the Series E Bonds will not exceed 120 percent of the average reasonably expected economic life (within the meaning of Section 147(d) of the Code) of the Facilities, (iii) that it will furnish to the Trustee such information and investment instructions as are necessary to ensure compliance with Section 148 of the Code and that it will pay to the Trustee on demand any amounts required to be rebated to the United States pursuant to said Section 148, and (iv) that not less than 95% of the net proceeds of the Series E Bonds will be applied to costs of the Facilities which constitute solid waste disposal facilities within the meaning of Section 142(a)(6) of the Code.

          Further, the Company covenants that it will (i) take such actions as will be necessary or desirable to comply with all requirements of the Code that must be satisfied in order that interest on the Series E Bonds is and continues to be excluded from gross income for federal income tax purposes and (ii) take such actions and make, or cause to be made, all calculations, transfers and payments that may be necessary to comply with the rebate requirements contained in the Code and the Indenture.

          All payments of principal, prepayment price and interest shall be made to the Trustee at its designated corporate trust office in Pittsburgh, Pennsylvania and, except as otherwise provided above, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Trustee will note hereon, from time to time and in any event before any transfer or other disposition of this Note, the amount and application of all payments made with respect to this Note.

In case one or more of the following Events of Default shall have occurred and be continuing:

(a) default in the payment of any installment of principal, prepayment price or interest in respect of any Note as and when the same shall become due and payable; or

          (b)     failure on the part of the Company duly to perform or observe any other of the covenants on the part of the Company contained in any Note, in the Security Agreement or in the Agreement for a period of 60 days after written notice of such failure shall have been given to the Company and to the County by the Trustee; or

          (c)     the first mortgage bonds issued by the Company under the Indenture dated August 1, 1945, between the Company and The Chase Manhattan Bank, National Association, as trustee, as amended and supplemented (the "First Mortgage"), shall become due and payable prior to their stated maturity as a result of a default under the First Mortgage; or

          (d)     if a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of 60 consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding; or

          (e)     if the Company shall commence a voluntary case under any 1 applicable bankruptcy, insolvency or other similar law, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

          (f)     if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or of any part of its property and such custody or control shall not be terminated or stayed within 90 days from the date of assumption of such custody or control;

then and in each and every such case, the Trustee, by notice in writing to the Company, may declare the unpaid balance of this Note to be due and payable immediately, if concurrently with or prior to such notice and declaration the unpaid principal amount of the Series E Bonds has been declared to be due and payable, and upon any such declaration this Note shall become and shall be immediately due and payable, anything in this Note, in the Security Agreement or in the Agreement to the contrary notwithstanding. In the event that this Note shall have become immediately due and payable as aforesaid, the Trustee shall have the right, subject to applicable law and to the obtaining of all required regulatory approvals, to sell, assign, transfer or otherwise dispose of this Note and the Security Agreement notwithstanding any provision to the contrary n this Note, in the Security Agreement or in the Agreement.

          In case the Trustee shall have proceeded to enforce its rights under this Note, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceeding had been taken.

           The Company covenants that, in case an Event of Default shall occur with respect to the payment of any installment of principal, prepayment price or interest in respect of any Note - whether at maturity or upon prepayment or by declaration or otherwise - then, upon demand of the County or the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable on all the Notes for principal, prepayment price and interest, as the case may be, with interest on the overdue principal and prepayment price, and (to the extent enforceable under applicable law) on the overdue installments of interest, at the rate or rates borne by the respective Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee, its agents, attorneys and counsel, and any expenses or liabilities incurred by the Trustee other than through its negligence or bad faith.

          In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to exercise any of its rights and remedies under the Security Agreement and to institute any action or proceeding at law or in equity for the collection of sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect, in the manner provided by law out of the property of the Company, the moneys adjudged or decreed to be payable.

          In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company under the Federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company, or in the case of any other similar judicial proceedings relative to the Company or to the creditors or property of the Company, the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal, prepayment price and interest owing and unpaid in respect of the Notes and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee and to pay to the Trustee any amount due it for compensation and expenses, including counsel fees and any expenses incurred by it up to the date of such distribution.

          No recourse shall be had for the payment of the principal or prepayment price of, or interest on, this Note, or for any claim based hereon, on the Security Agreement or on the Agreement, against any officer, director or stockholder, past, present or future, of the Company as such, either directly or through the Company, under any constitutional provision, statute or rule of law, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.

          This Note may not be amended except by an instrument in writing signed on behalf of the Company and the Trustee, and if such amendment adversely affects the interests of the holders of any Bonds outstanding under the Indenture, then only with the consent of such holders given in accordance with the Indenture.

          This Note shall at all times be and remain part of the trust estate under the Indenture, and no assignment or transfer by the Trustee of its rights hereunder shall be effective other than (i) a transfer made after an Event of Default under the Indenture in the Course of the Trustee's exercise of its rights and remedies consequent upon such Event of Default, or (ii) a transfer required in the performance of the Trustee's duties under the Indenture, including a transfer to a successor trustee.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, countersigned and delivered as of this 1st day of April, 1999.

MONONGAHELA POWER COMPANY

By /s/ Peter J. Skrgic Vice President

Countersigned:

By /s/ Regis F. Binder Treasurer